Exhibit 99.1

For more information, contact:

Complete Genomics, Inc.

Scott Sandler

Investor Relations

(650) 943-2788

ssandler@completegenomics.com

Complete Genomics Announces Pricing of Public Offering

MOUNTAIN VIEW, Calif. – May 26, 2011 – Complete Genomics, Inc. (Nasdaq: GNOM) announced the pricing of its underwritten public offering of 5,500,000 shares of its common stock at $12.50 per share. Complete Genomics has granted the underwriters a 30-day option to purchase up to 825,000 additional shares at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any. All of the shares in the offering are being offered by Complete Genomics.

Jefferies & Company, Inc. and UBS Investment Bank are acting as joint book-running managers, with Baird and Cowen and Company acting as co-managers for the offering.

A registration statement relating to these securities has been filed with, and declared effective by, the SEC. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

This offering will be made only by means of a prospectus. Copies of the preliminary prospectus, or when available, the final prospectus, for this offering may be obtained from the prospectus department of Jefferies & Company, Inc. at 520 Madison Avenue, 12th Floor, New York, NY 10022, Attention: Equity Syndicate Prospectus Department, or via telephone at (877) 547-6340, or from the prospectus department of UBS Investment Bank at 299 Park Avenue, New York, NY 10171, Attention: Prospectus Department, or via telephone at (888) 827-7275.

About Complete Genomics

Complete Genomics is a complete human genome sequencing company that has developed and commercialized an innovative DNA sequencing platform. The Complete Genomics Analysis Platform (CGA™ Platform) combines our proprietary human genome sequencing technology with our advanced informatics and data management software. We offer this innovative, end-to-end, outsourced solution as CGA™ Service, and provide customers with data that is immediately ready to be used for genome-based research.

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